Exhibit 99.1

May 13, 2021

Fellow shareholders,

Welcome to our first shareholder letter following our direct listing on Nasdaq on April 14, 2021. In this letter, we will discuss our quarterly financial performance, provide product updates, share insights on the rapidly evolving crypto landscape, and provide our financial outlook.

Our strong Q1 2021 results reflect the strength of the crypto price cycle we entered in Q4 2020. We saw many crypto assets reach all time high prices, high levels of volatility, and increased interest across the entire cryptoeconomy. Crypto market capitalization reached nearly $2 trillion at the end of Q1 2021 compared to $782 billion at the end of Q4 2020. By the end of Q1, the price of Bitcoin had nearly doubled to approximately $59,000 compared to the end of 2020, and the price of Ethereum more than doubled during this same period to approximately $1,900. This market environment drove strong engagement with the Coinbase platform, reflected in retail, institutional and ecosystem partner growth across all key metrics including our Verified Users, retail Monthly Transacting Users (MTUs), Trading Volume, and Assets on Platform.

At the same time, we continued to see our growth flywheel in action. First, more participants than ever entered the cryptoeconomy in Q1. We now have over 56 million Verified Users, including more than 8,000 institutions, and over 134,000 ecosystem partners on our platform. Retail MTUs grew to 6.1 million in Q1 2021, more than double compared to Q4 2020. Second, we expanded the breadth and depth of the assets that we support. We added support for 7 new assets to trade and 13 new assets to custody. Adding support for new assets is an important driver of growth of Trading Volume and Assets on Platform. Lastly, we continued to launch innovative products that attracted new customers and deepened relationships with existing ones. For example, in Q1 we acquired Bison Trails--now part of our Coinbase Cloud offering--that will allow companies to send and store crypto, accept crypto payments, and build their businesses with crypto-native infrastructure.

Despite our strong Q1 results, the rapid expansion of the cryptoeconomy also creates challenges for Coinbase. Competition is increasing as new market entrants join the cryptoeconomy every month. Our competitors are supporting certain crypto assets that are experiencing large trading volume and growth in market capitalization that we do not currently support, as well as offering new products and services that we do not offer. We welcome these challenges as they indicate that the market we serve is growing rapidly, but we also have to continue to move quickly to address them, and that inspires us towards action and growth.

Q1 2021 Key Metrics and Financial Summary1
Key Metrics2
We ended Q1 2021 with over 56 million Verified Users and 6.1 million retail MTUs. In addition to strong crypto market conditions, MTU growth was supported by our marketing efforts, including both performance marketing campaigns as well as several broader awareness initiatives. We plan to substantially increase our marketing investments throughout 2021 to drive awareness of Coinbase and our industry.

Trading Volume for the first quarter of 2021 was $335 billion, of which approximately $120 billion was retail and $215 billion was institutional. A significant portion of our Trading Volume was concentrated in Bitcoin and Ethereum at 39% and 21%, respectively. Compared to Q4 2020, Ethereum trading volume increased as a percentage of total Trading Volume, driven in part from an increase in institutional interest. Other factors that may have led to an increase in demand for Ethereum include strong interest in user desire to own our Ethereum 2.0 staking product, which launched in April 2021, and the growth in DeFi where Ethereum is one of the important underlying assets. Trading in other crypto assets comprised 40% of first quarter trading volume, reflecting broadening consumer and institutional adoption of a greater number of crypto assets. As of March 31, 2021, we supported 108 unique crypto assets on our platform for trading and custody, up from 90 at the end of 2020.

1 For a reconciliation of net income to Adjusted EBITDA, please refer to the reconciliation table in the section titled “Reconciliation of Net Income to Adjusted EBITDA”, following the financial statements included at the end of this shareholder letter.
2 Definitions of Assets on Platform, MTUs, Trading Volume, and Verified Users are defined in our final prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on April 14, 2021 with the SEC.

As of March 31, 2021, Assets on Platform totaled $223 billion, representing 11.3% of the total market capitalization of crypto assets. Of this total, $122 billion was institutional and $101 billion was retail. Assets on Platform increased substantially throughout Q1 2021, largely driven by a significant increase in crypto asset prices as discussed earlier.

While a significant portion of our Assets on Platform remains concentrated in Bitcoin and Ethereum, 62% and 14%, respectively, other crypto assets have increased as a percentage of Assets on Platform and were 21% at the end of the Q1 2021, compared to 13% at the end of 2020.

Financial Overview
Total revenue was $1.8 billion for the first quarter of 2021. Net revenue was $1.6 billion, of which $1.5 billion was transaction revenue and $56.4 million was subscription and services revenue.

Q1 retail transaction revenue was $1.5 billion and marked our first quarter above $1.0 billion. Strength in the quarter was driven by both higher MTUs and elevated trading volumes per MTU compared to prior periods as a result of strong crypto market conditions. In addition, retail transaction revenues benefited from the addition of seven new supported assets for trading throughout Q1. Weighted average retail transaction fee rates were lower in Q1’21 compared to full-year 2020 levels due to higher trading volumes among Coinbase Pro users which provides a tiered fee structure. There were no changes to our transaction fee rates in Q1 and consumers continue to see value in the security, compliance, and ease-of-use that Coinbase offers.

Institutional transaction revenue was $85.4 million in Q1, driven by growth in the number of institutional trading customers as well as higher volume traded per institutional customer. Institutional transaction fee rates, on average, were lower in Q1 compared to full-year 2020 levels as a result of higher volume transactions that generate lower fees according to our tiered fee structure.

We are seeing increased participation in the broader cryptoeconomy among both new and existing retail users, institutions, and ecosystem partners. In Q1, we saw substantial growth in our Custodial fee, Earn campaign, and Staking revenues. Custodial fee revenues were driven by an increase in crypto asset prices and an inflow of new customers and assets in the quarter. Earn campaign revenues benefited from higher participation among Earn customers with multiple campaigns. Staking revenue growth was driven primarily by higher crypto asset prices, as well as an approximately $4 million contribution from our Bison Trails acquisition.

The investments we have made to support more crypto assets and expand a suite of products have enhanced the value proposition and power of our platform. As a result, we continue to see more retail users engage with multiple products. In Q1, 25% of MTUs both invested and also engaged with at least one non-investing product.

Operating Expenses
Total operating expenses in Q1 were $813 million. Transaction expenses were our largest expense category at $234 million, driven primarily by higher trading volume associated with a strong crypto market in Q1, an increase in the number of assets supported on Coinbase, as well as an increase in account verification fees and payment processing fees. Technology and development expenses of $184 million were primarily driven by increased product and engineering headcount. Sales and marketing expenses of $118 million were driven by performance marketing spend. General and administrative expenses were $121 million and were driven by both headcount and customer support related expenses.

We substantially grew our team in Q1, adding over 450 net new employees and ending the quarter with over 1,700 full-time employees.

Operating Expenses ($M)	**Q1'20**	**Q2'20**	**Q3'20**	**Q4'20**	**Q1'21**
Transaction expense	25.4	23.4	36.8	49.9	234.1
% of net revenue	14%	13%	13%	10%	15%
Technology and development	47.1	60.8	73.3	90.5	184.2
% of net revenue	26%	34%	26%	18%	12%
Sales and marketing	9.9	11.4	12.0	23.5	118.0
% of net revenue	6%	6%	4%	5%	7%
General and administrative	59.0	52.0	71.4	97.5	121.2
% of net revenue	33%	29%	25%	20%	8%
Other operating expense	10.4	-3.3	20.4	97.1	155.9
% of net revenue	6%	-2%	7%	20%	10%
Total operating expenses	**151.8**	**144.3**	**213.9**	**358.5**	**813.4**
% of net revenue	**85%**	**81%**	**75%**	**72%**	**51%**
Full-time Employees (end of quarter)	876	1,024	1,172	1,249	1,717

Profitability and Cash
Q1 2021 net income was $771.5 million. Our fully diluted share count as of May 12, 2021 was 261.9 million3. In Q1, Adjusted EBITDA4 was $1.12 billion, representing a 70% margin relative to our net revenue. We ended Q1 2021 with $1.98 billion in cash and cash equivalents.

3 The fully diluted share count includes the shares of Common Stock outstanding and all outstanding stock options and restricted stock units but does not include shares of Common Stock reserved for future issuance under Coinbase’s equity compensation plans or its Pledge 1% commitment.
4 For a reconciliation of net income to Adjusted EBITDA, please refer to the reconciliation table in the section titled “Reconciliation of Net Income to Adjusted EBITDA”, following the financial statements included at the end of this shareholder letter.

Product
Our products are built to be safe, trusted, and easy to use for both retail and institutional users. For retail users, we aim to serve as their primary financial account in the cryptoeconomy to invest, store, spend, earn, and use crypto assets. For businesses, we offer a diverse and growing range of products, services, and APIs - whether they are institutions or ecosystem partners.

Infrastructure
In Q1 2021, we focused heavily on improving the reliability and scalability of our products and ensuring that we meet the growing volume on our platform and the needs of our customers:
•New Assets: We added 7 new assets to trade and 13 new assets available to custody on Coinbase in Q1 2021. In January, we launched Coinbase Asset Hub, a platform to help our ecosystem partners, specifically asset issuers, integrate their tokens with Coinbase to facilitate an expedited listing. To date, we have received several hundred applications. Adding breadth and depth of assets is an important part of our growth strategy to give users more opportunities to engage in the cryptoeconomy.
•Reliability & Scalability: In Q1, we more than tripled the capacity of our infrastructure and grew our customer support team by nearly 250% compared to Q4 2020. Continuing to improve the experience customers have with our products is a critical investment priority.

Retail
We made significant progress across a range of initiatives to better serve our retail users in Q1:
•Staking: We now have over one million customers earning yield by staking their assets with Coinbase across six different assets. In Q1, we announced our plan to offer 6% APR for staked ETH2, an upgraded version of Ethereum, the second highest market capitalization crypto asset.
•Portfolio-Backed Line of Credit: We expanded our Bitcoin-collateralized loan product with increased loan limits (up to $100,000) and additional geographies. We are seeing rapid growth in originations.

Institutional
•Institutional Momentum: We have continued to win mandates from a diverse group of institutional customers, ranging from hedge funds and corporate treasuries to pension funds and insurance companies, via our secure and trusted range of trading and storage solutions. In addition to owning crypto assets in their treasuries, both public and private corporations are coming to us and expressing interest in commerce, payroll, and custom white label solutions. In Q1, we saw $215 billion in Trading Volume and $122 billion in Assets on Platform from over 8,000 institutional customers. Institutions are beginning to make meaningful capital allocations into Ethereum and other crypto assets in addition to Bitcoin. We have grown our sales and trading teams and scaled our 24/7 client support to better meet the needs of our institutional customers.

Ecosystem
•Earn: In Q1, we launched 3 new Earn campaigns and had a total of 9 campaigns by the end of Q1 2021. Earn campaigns are part of our Distribute product that allows users to earn free crypto assets from asset issuers in return for learning more about the benefits of their tokens.
•Coinbase Cloud: In April, we launched our Coinbase Cloud offering, with Bison Trails serving as the foundation for this new suite of cloud-based crypto computing services. Coinbase Cloud is a new product line that allows companies to send and store crypto, accept crypto payments, and build their businesses with infrastructure for staking, delegating, and more. Learn more at https://www.coinbase.com/cloud.

Recent Events
Our mission is to increase economic freedom in the world. That’s why we are building the cryptoeconomy -- a more fair, accessible, efficient, and financial system enabled by crypto. It is important to us to see the broader ecosystem develop, which in turn drives increasing use and trust in crypto.

There have been a number of developments in the early part of 2021 that signal broader adoption of the cryptoeconomy, and Coinbase is playing a formative role in several of these developments:

•Coinbase listed on Nasdaq: On April 14, 2021, Coinbase became the first significant crypto company to go public, listing its Class A common stock on the Nasdaq Global Select Market under the ticker symbol “COIN.”
•Continued momentum in crypto adoption: We’re seeing unprecedented levels of interest in the cryptoeconomy. A May 2021 survey by Mastercard and The Harris Poll reveals 40% of people around the world plan to use crypto assets in the next year, with 67% of millennials reporting interest in the technology. We are encouraged by this appetite as we welcome more people into the cryptoeconomy and expand access to the financial system around the world.
•Coinbase acquires Bison Trails, now the foundation of Coinbase Cloud: On February 8, 2021, Coinbase completed the acquisition of Bison Trails. The acquisition will enable Bison Trails to accelerate its mission to provide easy-to-use blockchain infrastructure that strengthens the entire crypto ecosystem.
•Stablecoins: We have seen increased interest in stablecoins globally. USDC market capitalization grew from $693 million at the end of Q1 2020 to $10.8 billion at the end of Q1 2021, becoming one of the world’s most trusted stablecoins. Coinbase also recently expanded to support Tether for users. Beyond Coinbase, we have seen other leading financial companies, including Visa and others, take steps to drive stablecoin adoption in emerging markets.
•Crypto Council for Innovation (CCI) launch: In April 2021, Coinbase launched the CCI alongside Fidelity, Paradigm, and Square. CCI is a global alliance of crypto industry leaders with a mission to demonstrate the transformational promise of crypto and communicate its benefits to policymakers, regulators, and people around the world.
•NFTs: Over the last quarter non-fungible tokens (NFTs) have taken the world by storm. We believe NFTs represent a unique opportunity for crypto to transform the relationship between creators and consumers. Today, most crypto products live only in a digital format. But NFTs may begin to mark a transition where real-world assets can be mapped onto a blockchain in meaningful ways. This allows creators to take control of the economics based on their brand power. We are excited to see the cryptoeconomy continue to grow beyond the trading of crypto assets.

Outlook
As we have previously discussed, it is important for investors to remember that our business is inherently unpredictable. MTUs, Trading Volume, and therefore transaction revenue currently fluctuate, potentially materially, with Bitcoin price and crypto asset volatility. As a result, revenue is difficult to forecast. In the interest of transparency, our approach to sharing information relative to future performance will be consistent with how we operate the business. That includes assessing and planning for a wide range of potential outcomes.

Q2 2021
Quarter to date for Q2 2021 we have seen a continuance of the strong crypto price cycle with high prices of many crypto assets, high levels of volatility and high interest in crypto across retail and institutional users.

Coinbase quarter to date performance across our four key business metrics are trending to meet or exceed our Q1 results. For example, we expect total Trading Volume to meet or slightly exceed Q1 Trading Volume if our performance continues at the current pace. MTUs have grown since March 31, 2021 driven by continued strength in the crypto market and our increased investment in sales and marketing. Within Q2, Coinbase has spent over two weeks as a top 10 free app on iOS and Android. We expect our Q2 MTUs to be higher than Q1 levels.

Full Year 2021
We are updating full year 2021 MTU scenarios to reflect higher average annual MTU levels based on Q2 quarter to date trends.

2021 Annual Average MTU possible scenarios
•High: Average 2021 MTUs of 9.0 million. This scenario assumes an increase in crypto market capitalization and moderate-to-high crypto asset price volatility. In this scenario, we expect that MTUs continue to grow for the remainder of 2021 relative to Q1 2021.
•Mid: Average 2021 MTUs of 7.0 million. This scenario assumes flat crypto market capitalization and low-to-moderate crypto asset price volatility. This scenario assumes modest growth in MTUs for the remainder of 2021 relative to Q1 2021.
•Low: Average 2021 MTUs of 5.5 million. This scenario assumes a significant decrease in crypto market capitalization from current levels, similar to the decrease observed in 2018, and low levels of crypto asset price volatility thereafter. In this scenario, we assume MTUs will decrease in a corresponding manner and end 2021 at similar levels to Q4 2020.

2021 Average Net Revenue Per User
Average net revenue per user varies period to period due to fluctuations in crypto asset prices and trading volume. Given this short term volatility, we focus on annual averages. Over the last 2 years, we have seen average annual net revenue per retail MTU range between $34-$45 per month, with the low end of this range occurring in 2019, a period of low Bitcoin price and low crypto asset price volatility, and the high end of the range occurring in 2020, a period of rising Bitcoin price. Given the strong performance of Q1 2021, we anticipate the annual average net revenue per user will exceed this historical range.

Institutional Revenue
We expect meaningful growth in 2021 driven by transaction and custody revenue based on increasing volumes of institutional onboarding, increased capital allocations to crypto, and increased trading volumes from existing clients. However, our institutional revenue is inherently unpredictable given the factors listed above.

Expenses
We have no updates to our expense outlook. In Q2 2021, we expect approximately $35 million of one-time expenses related to the Company’s direct listing. Looking to full year 2021, in order to scale our operations and to continue to drive product innovation, we expect our technology and development expenses and our general and administrative expenses to be between $1.3 billion to $1.6 billion, excluding stock-based compensation. Additionally, we plan to augment our historically strong organic growth with customer acquisition and engagement by meaningfully increasing our investment in sales and marketing. We plan for sales and marketing to be between 12% and 15% of net revenue in 2021. Lastly, we anticipate transaction expenses will be in the low-to-mid teens as a percent of net revenue in 2021.

Tax
As a result of our direct listing, the tax rate for the three months ended March 31, 2021 might not be indicative of our full year tax rate due to the U.S. Federal tax implications of non-deductible executive compensation offset by potential material benefits from deductible stock-based compensation from the exercise of non-qualified stock options.

Long-term Profitability
Given that this is our first quarterly update, we want to reiterate a few key concepts about how we think about our business performance. We are in the early stages in the development of the cryptoeconomy and our focus is on investing for long-term growth. As our Q1 results clearly demonstrated, our business is volatile. We have historically generated high revenue and have been profitable during periods of strong crypto asset prices and we have lost money when prices are low. We plan our investments over a longer term, taking historic financial performance and our projected revenue scenarios into consideration. The end result, as shared in our prospectus for the direct listing, is that we seek to operate the company at roughly break even in terms of profitability, smoothed out over time, for the time being.

Closing Thoughts
The wind is in our sails right now, and it feels good. But crypto is a young volatile industry and there will come a day when times are harder. We know this because we’ve experienced major crypto winters where financing was difficult to get, partners cut us off, and we lost large parts of our employee base. Tension gets high during these times. We’ve sustained by enduring, and not over-reacting. It’s never as good as it seems, and it’s never as bad as it seems.

We are ready for this possible future. When things get tough, we will not:
•Succumb to the pressure of quarterly earnings targets or a declining stock price: We are a long term focused company, not a short term one.
•Make panicked decisions that cost us our future: During crypto winters, we were urged to kill nascent products such as Commerce. We kept those products, and they are thriving today.
•Underinvest in the business: If there’s one thing we’ve learned from previous crypto winters, we probably underinvested during those times relative to what we could have done. We will continue to invest when others are fearful.
•Become more risk averse simply because we are a public company.

We will always:
•Be prudent about what opportunities we pursue: Sometimes timing really matters. If we launch products that don’t find product market fit, and we have more pressing opportunities, we will be comfortable prioritizing and cutting things that don’t make sense.
•Operate with a flexible structure: We will operate nimbly with top talent, and we’ll experiment with how to scale up and down on different initiatives during different times.

•Continue to make bold bets that might not appear obvious to the world. We acquired Xapo during the last crypto winter. It was a bit of a risky bet. It also helped cement our position as a leading crypto custodian.
•Stay hungry and foolish: We will continue to amp up our pace of execution. We won't rest on our laurels, or let our prior success ossify us or make us risk averse.

We’ve experienced hard times in the past, and we’ll experience hard times in the future. We can’t predict the future, but past cycles can help us be prepared; they serve as a reminder that volatility and uncertainty are a given with the scale of the opportunity in front of us. We are here to build a generational company. We want people who stick with us through ups and downs, and who believe in driving our mission of increasing economic freedom in the world.

We look forward to keeping our investors focused on our progress as we move forward. We would like to thank our employees for your tremendous work, and our customers, partners, and investors for your ongoing support of Coinbase.

Webcast Information
The Company will host a question and answer session to discuss the results for the first quarter of 2021 and an outlook for the second quarter of 2021 and full year 2021 on May 13, 2021 at 2:00 pm PT. The live webcast of the call will be available on the Investor Relations section of the Company’s website at https://investor.coinbase.com. A replay of the call as well as a transcript will be available on the same website.

Forward Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding our future operating results and financial position, including for our second fiscal quarter ended June 30, 2021 and our fiscal year ending December 31, 2021, anticipated future expenses and investments, expectations relating to certain of our key financial and operating metrics, our business strategy and plans, market growth, our market position and potential market opportunities, and our objectives for future operations. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including risks and uncertainties related to: our ability to successfully execute our business and growth strategy and maintain future profitability, market acceptance of our products and services, our ability to further penetrate our existing customer base and expand our customer base, our ability to develop new products and services, our ability to expand internationally, the success of any acquisitions or investments that we make, the effects of increased competition in our markets, our ability to stay in compliance applicable laws and regulations, and market conditions across the cryptoeconomy. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, our actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Further information on risks that could cause actual results to differ materially from forecasted results are or will be included in our filings with the Securities and Exchange Commission (SEC) including our final prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on April 14, 2021 with the SEC and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Non-GAAP Financial Measure
In addition to our results determined in accordance with U.S. generally accepted accounting principles (GAAP), we believe Adjusted EBITDA, a non-GAAP measure, is useful in evaluating our operating performance. We use Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that Adjusted EBITDA may be helpful to investors because it provides consistency and comparability with past financial performance. However, Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Among other non-cash and non-recurring items, Adjusted EBITDA excludes stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures, including Adjusted EBITDA, differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.
A reconciliation of Adjusted EBITDA to net income can be found below in the table captioned “Reconciliation of Net Income to Adjusted EBITDA.” Investors are encouraged to review the related GAAP financial measures and the reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure, and not to rely on any single financial measure to evaluate our business. We calculate Adjusted EBITDA as net income (loss), adjusted to exclude interest expense, provision for income taxes, depreciation and amortization, stock-based compensation expense, impairment of goodwill, acquired intangibles and crypto assets, restructuring expenses, non-recurring acquisition-related compensation expenses, non-recurring direct listing expenses, unrealized gain or loss on foreign exchange, fair value adjustments on derivatives, and non-recurring legal reserves and related costs.

Coinbase Global, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value data)
(unaudited)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$1,983,318	$1,061,850
Restricted cash	30,841	30,787
Customer custodial funds	6,291,776	3,763,392
USDC	102,118	48,938
Accounts and loans receivable, net of allowance	208,828	189,471
Prepaid expenses and other current assets	55,662	39,510
Total current assets	8,672,543	5,133,948
Crypto assets held	651,356	316,094
Lease right-of-use assets	110,791	100,845
Property and equipment, net	50,331	49,250
Goodwill	481,379	77,212
Intangible assets, net	93,032	60,825
Other non-current assets	141,680	117,240
Total assets	$10,201,112	$5,855,414
Liabilities, Convertible Preferred Stock, and Stockholders’ Equity
Current liabilities:
Custodial funds due to customers	$6,223,846	$3,849,468
Accounts payable and accrued expenses	373,955	85,111
Crypto asset borrowings	543,820	271,303
Lease liabilities, current	29,695	25,270
Other current liabilities	84,832	15,703
Total current liabilities	7,256,148	4,246,855
Lease liabilities, non-current	88,519	82,508
Total liabilities	7,344,667	4,329,363
Commitments and contingencies (Note 16)
Convertible preferred stock, $0.00001 par value; 126,605 shares authorized; 112,407 and 112,878 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively; aggregate liquidation preference of $568,320 and $578,750 at March 31, 2021 and December 31, 2020, respectively	552,037	562,467
Stockholders’ equity
Class A common stock, $0.00001 par value; 282,000 and 267,640 shares authorized at March 31, 2021 and December 31, 2020, respectively; 19,385 and 12,204 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	—	—
Class B common stock, $0.00001 par value; 208,414 shares authorized at March 31, 2021 and December 31, 2020; 66,281 and 60,904 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	804,523	231,024
Accumulated other comprehensive income	2,118	6,256
Retained earnings	1,497,767	726,304
Total stockholders’ equity	2,304,408	963,584
Total liabilities, convertible preferred stock, and stockholders’ equity	$10,201,112	$5,855,414

Coinbase Global, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue:
Net revenue	$1,596,981	$179,082
Other revenue	204,131	11,548
Total revenue	1,801,112	190,630
Operating expenses:
Transaction expense	234,066	25,407
Technology and development	184,225	47,138
Sales and marketing	117,990	9,921
General and administrative	121,231	58,958
Other operating expense	155,887	10,431
Total operating expenses	813,399	151,855
Operating income	987,713	38,775
Other (income) expense, net	(8,953)	3,866
Income before provision for income taxes	996,666	34,909
Provision for income taxes	225,203	2,936
Net income	$771,463	$31,973
Net income attributable to common stockholders:
Basic	$301,896	$—
Diluted	$387,719	$—
Net income per share attributable to common stockholders:
Basic	$3.80	$—
Diluted	$3.05	$—
Weighted-average shares of common stock used to compute net income per share attributable to common stockholders:
Basic	79,373	66,957
Diluted	126,996	66,957

Coinbase Global, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Net income	$771,463	$31,973
Other comprehensive loss
Translation adjustment, net of tax	(4,138)	(811)
Comprehensive income	$767,325	$31,162

Coinbase Global, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net income	$771,463	$31,973
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	10,922	6,894
Impairment expense	841	268
Stock-based compensation expense	104,628	8,772
Provision for transaction losses and doubtful accounts	2,503	254
Loss on disposal of property and equipment	11	—
Deferred income taxes	36	7,637
Unrealized (gain) loss on foreign exchange	(2,869)	4,409
Non-cash lease expense	9,050	5,818
Gain on investments	(9,257)	—
Change in fair value of contingent consideration	—	(401)
Realized (gain) loss on crypto assets	(32,769)	303
Crypto assets received as revenue	(180,109)	(10,711)
Crypto asset payments for expenses	154,989	2,781
Fair value adjustment on derivatives	(2,800)	—
Changes in operating assets and liabilities:
USDC	(64,064)	38,874
Accounts and loans receivable	(11,976)	(12,783)
Income taxes, net	238,486	(12,726)
Other assets	(34,587)	10,779
Custodial funds due to customers	2,355,138	386,668
Accounts payable and accrued expenses	45,180	6,952
Lease liabilities	(8,568)	(5,670)
Other liabilities	65,517	208
Net cash provided by operating activities	3,411,765	470,299
Cash flows from investing activities
Purchase of property and equipment	(18)	(2,393)
Proceeds from sale of property and equipment	48	—
Capitalized internal-use software development costs	(4,388)	(1,926)
Business combination, net of cash acquired	(16,525)	—
Purchase of investments	(9,203)	(2,248)
Purchase of crypto assets	(553,012)	(60,160)
Disposal of crypto assets	545,188	61,187
Net cash used in investing activities	(37,910)	(5,540)
Cash flows from financing activities
Issuance of common stock upon exercise of stock options, net of repurchases	59,387	432
Issuance of shares from exercise of warrants	433	—
Net cash provided by financing activities	59,820	432

	Three Months Ended March 31,
	2021	2020
Net increase in cash, cash equivalents, and restricted cash	3,433,675	465,191
Effect of exchange rates on cash	16,231	(10,875)
Cash, cash equivalents, and restricted cash, beginning of period	4,856,029	1,784,417
Cash, cash equivalents, and restricted cash, end of period	$8,305,935	$2,238,733

Cash, cash equivalents, and restricted cash consisted of the following:
Cash and cash equivalents	$1,983,318	$636,324
Restricted cash	30,841	40,334
Customer custodial funds	6,291,776	1,562,075
Total cash, cash equivalents, and restricted cash	$8,305,935	$2,238,733

Supplemental disclosure of cash flow information
Cash paid during the period for income taxes	$—	$550
Operating cash outflows for amounts included in the measurement of operating lease liabilities	$7,490	$7,123

Supplemental schedule of non-cash investing and financing activities
Unsettled purchases of property and equipment	$—	$7,607
Right-of-use assets obtained in exchange for operating lease obligations	$13,072	$2,146
Purchase of crypto assets and investments with non-cash consideration	$885	$851
Crypto assets borrowed	$9,158	$—
Crypto assets borrowed repaid	$16,437	$—

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended March 31,
	2021	2020
	(in thousands/unaudited)
Net Income	$771,463	$31,973
Adjusted to exclude the following:
Provision for income taxes	225,203	2,936
Depreciation and amortization	10,922	6,894
Interest expense	4,273	—
Stock-based compensation	104,628	8,772
Impairment	841	268
Non-recurring direct listing expenses	4,160	—
Unrealized (gain) loss on foreign exchange	(2,869)	4,409
Fair value (gain) loss on derivatives	(2,800)	—
Legal reserves and related costs	1,500	—
Adjusted EBITDA	$1,117,321	$55,252